Exhibit 10.2

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
This Third Amendment to Employment Agreement (“Third Amendment”) dated as of May 17, 2018, is entered into by and between Lainie Goldstein (the “Employee”) and Take-Two Interactive Software, Inc. (the “Employer” or the “Company”).
WHEREAS the Employee and the Employer desire to amend the terms of Employee’s May 12, 2010 Employment Agreement (the “May 2010 Agreement”), including the First Amendment thereto dated October 25, 2010 (the “First Amendment”) and the Second Amendment thereto dated August 27, 2012 (the “Second Amendment,” or collectively with the May 2010 Agreement and the First Amendment, the “Employment Agreement”);
NOW, THEREFORE, in consideration of their mutual promises, Employee and the Employer hereby agree to this Third Amendment to the Employment Agreement as follows:

1.	Section 1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

1.
The Employee and Company agree to extend the term of the Employment Agreement for a 5-year period commencing on April 1, 2018 and continuing through March 31, 2023 (the “Initial Term”). After the Initial Term, this Agreement shall be renewable automatically for successive one-year periods (each such period being referred to as a “Renewal Term” and together with the Initial Term referred to as the “Term”), unless, at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, either the Employee or the Employer gives written notice that employment will not be renewed (as the case may be, a “Notice of Non-Renewal”).

2.	Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

a)
Effective as of April 1, 2018 and continuing for the Term, the Employer shall pay the Employee a gross yearly salary (the “Salary”) of $850,000, in accordance with the Employer’s standard payroll practices. Although Employee agrees that Employee is not eligible for automatic increases to Salary during the Term, such Salary shall be subject to ongoing review by the Employer and may be increased from time to time, as determined by the Employer.

3.	Sections 3(b) and 3(c) of the Employment Agreement are hereby amended and restated in their entirety to read as follows:

b)
The Employee shall be eligible for an annual incentive award in each of the Company’s fiscal years during the Term (the “Annual Discretionary Bonus”) at a target amount equal to 100% of Employee’s Salary in the fiscal year for which the Annual Discretionary Bonus award relates and a maximum amount equal to 200% of Employee’s Salary in the fiscal year for which the Annual Discretionary Bonus award relates, subject to and in accordance with the terms and conditions of the Take-Two Interactive Software, Inc. Annual Incentive Plan (the “AIP”), a copy of which is attached as Exhibit A. Notwithstanding the Company’s ability to modify or amend the AIP generally, the grids applicable to the calculation of Employee’s Annual Discretionary Bonus are as set forth on page 5 of the AIP and may not be amended or modified adversely as to Employee.

c)	[intentionally omitted]

4.	Section 3(d) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

d)
The Employee is eligible to continue to participate in the Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan (the “Equity Plan”) at a level commensurate with Employee’s senior position in the Company. Employee’s target annual equity grants shall range in value from $1,000,000 to $3,000,000, provided that all determinations as to eligibility to receive equity awards, as well as the amount of any such equity grants, if any, made under the Equity Plan as may be amended and in effect at such time, shall be made in the Company’s sole discretion, subject to final approval by the Compensation Committee of the Board of Directors (the “Board”).

5.
Section 3(e) of the Employment Agreement is hereby amended to add the following sentence to the end thereof: “If the Stay Bonus becomes payable in connection with Employee’s termination without Cause as provided above, the Stay Bonus will be paid within 60 days following such termination.

6.	Section 3(f) is hereby added to the Employment Agreement to read as follows:
f) In the event the Company makes a bonus or incentive compensation payment or equity award (collectively, Incentive Award(s)”) to the Employee on or after April 1, 2018 where (i) the Incentive Award was predicated upon achieving certain financial results that were subsequently determined to have been erroneously reported; and (ii) the Board determines that the Employee engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused such erroneous reporting to have occurred; and (iii) a lower Incentive Award would have been made to the Employee based upon the corrected financial results, the Board may require in accordance with the Corporate Governance Guidelines of the Company, within four years after the Incentive Award was made, and to the extent practicable under applicable law, recovery from the Employee in the amount by which the Employee’s Incentive Award(s) for the relevant period exceeded that lower payment of the Incentive Award that would have been made based on the corrected financial results (as determined by the Company) including by way of cancellation of outstanding restricted equity awards and options previously granted to the Employee on or after the April 1, 2018.

7.
Section 6(b) of the Employment Agreement is hereby amended to add the following sentence to the end thereof: “Any such pro-rata target Bonus as provided in this subsection (b) shall be paid within 60 days following Employee’s death or termination due to disability, as applicable.”

8.	Section 6(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
c) In the event that the Employee’s employment with the Employer is terminated by action taken by the Company without Cause (other than in accordance with Section 6(b) above) or by a Notice of Non-Renewal from the Company, then the Employer shall have no further obligations or duties hereunder to the Employee, except for payment of the amounts described in this Section 6(c) and as provided in Section 8(g), and Employee shall have not further obligations or duties hereunder to the Employer, except as provided in Section 7. In the event of such termination, and provided the Employee executes and does not revoke a full release and waiver of claims in a form substantially the same as that annexed hereto as Exhibit B (the “Release Agreement”), then the Employee will be eligible to receive: (i) the following benefits for a period of twenty-four (24) months following the Employee’s termination of employment (the “Severance Period”): (A) continuation of the Employee’s Salary as in effect on the date of termination, in accordance with the Employer’s standard payroll practices; and (B) provided that Employee timely elects and remains eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Employer shall pay the full amount of Employee’s premiums (the “COBRA Premiums”) for the Employer’s group health insurance, at Employee’s then current election levels, provided that if the COBRA continuation period expires prior to the end of the Severance Period, the Company shall pay the Employee (x) a cash amount equal to the COBRA premiums that the Company would have been required to pay under this subsection (B) for the remainder of the Severance Period and (y) a full tax gross-up with respect to such cash payment so that Employee has no after tax consequences with respect to such cash payment and the related tax gross up payment, each, subject to applicable withholding, and provided further that the Employer reserves the right to restructure the foregoing arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Employer or the Employee (including, without limitation, to avoid any penalty imposed under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Employer in its good faith discretion; (ii) an amount equal to two times the Employee’s target Annual Discretionary Bonus as set out in Section 3(b); (iii) payment of a pro-rated portion of Employee’s Annual Discretionary Bonus for the fiscal year in which Employee’s termination occurs, calculated as follows: (A) if Employee’s termination occurs on or prior to the last day of the second fiscal quarter of a fiscal year, 50% of the Employee’s target Annual Discretionary Bonus as set out above in Section 3(b); or (B) if Employee’s termination occurs on or after the first day of the third fiscal quarter of a fiscal year, 100% of the Employee’s target Annual Discretionary Bonus as set out above in Section 3(b); (iv) all unpaid bonuses (including Annual Discretionary Bonuses) with respect to the last full fiscal year of the Employee’s employment with Employer, if any, that would have been paid but for Employee’s termination without Cause; and (v) immediate vesting of all restricted equity previously granted to the Employee by the Employer, effective immediately prior to the termination of the Employee’s employment (the “Severance Benefits”). The Severance Benefits described in subsections (i)(A), (ii), (iii), and (iv) will be paid or commence, as applicable, on the 60th day following the date of the Employee’s termination of employment, provided that the Employee has signed the Release Agreement referenced herein and it has become irrevocable before such 60th day, and provided further that any installments that otherwise would have been payable to the Employee on the normal payroll dates occurring during the first 60 days following the Employee’s termination of employment will be paid in a lump sum payment on such 60th day.

9.	Section 7(k) is hereby added to the Employment Agreement to read as follows:

(k)
Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify the Company that Employee has engaged in such communications with the Regulators. If Employee is required by law to disclose confidential information, other than to Regulators as described above, Employee shall give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the extent possible. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10.
Section 8(i) of the Employment Agreement is amended to add the following to the end thereof: “All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment and the right to a series of payments under this agreement shall be treated as a right to a series of separate payments. Any reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A. In no event may Employee directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to Section 409A, in no event shall the timing of Employee’s execution of a Release Agreement, directly or indirectly, result in Employee designating the calendar year of payment of any amount set forth in Section 6 above, and if a payment of any amount set forth in Section 6 above is subject to Section 409A and could be made in more than one taxable year, based on timing of the execution of the Release Agreement, payment will be made in the later taxable year.”

11.
The Employment Agreement, together with this Third Amendment, comprise the parties’ entire agreement and supersede any and all other agreements, either oral or in writing, between Employee and the Company with respect to Employee’s employment by the Employer, and contain all of the covenants and agreements between Employee and the Company with respect to such employment in any manner whatsoever. Any modification or termination of the Employment Agreement, including this Third Amendment, will be effective only if in writing and signed by both parties. Except as expressly set forth in this Third Amendment, the Employment Agreement and all of its provisions shall continue unchanged, in full force and effect, for the duration of Employee’s employment with the Company.

12.
This Third Amendment may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:    /s/ Karl Slatoff
Karl Slatoff
President

EMPLOYEE

/s/ Lainie Goldstein
Lainie Goldstein